Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Successfully Tests Oil at 10,268 bopd from CX11-20XD

HOUSTON—October 13, 2008—BPZ Resources, Inc (NYSE Alternext US:BPZ) announces the oil test results from the CX11-20XD well in the Corvina field of the offshore Block Z-1 in Northwest Peru.  The Company completed two drill stem tests (DST) on four sets of oil sands in the well testing a cumulative flow rate of 10,268 barrels of oil per day (bopd).

Tests on the oil zones produced 100% oil with no water. The first DST achieved stabilized rates of 4,965 bopd with choke of 60/64, while the second DST achieved stabilized rates of 5,303 bopd with a similar choke size.  The well will now be completed as an oil producer under the long-term testing program currently ongoing at the Corvina field.  Re-completion of the well with dual production strings will take place at a later date at a time when the gas is needed for the Company’s gas-to-power project.

Manolo Zúñiga, President and Chief Executive Officer stated “At 10,268 bopd, the 20XD has exceeded our expectations for initial test rates and will likely meet our three objectives of drilling our best oil producer to date, enhancing Corvina’s oil-in-place estimates and, consequently, increasing oil reserves.  This was by far the most difficult well we have drilled, but the results are indeed rewarding.  Each DST was carried out over the course of several days, giving us important information needed to update reserves.  The tested oil was sent directly to our floating, production, storage and offloading barge.  We will now complete the 20XD well as an oil producer so it may be placed in the ongoing long-term testing program aimed at establishing the reservoir drive mechanism, so as to be able to more accurately forecast field production.  The next well, the CX11-15D, will be spud as soon as the rig is moved to the corresponding slot.  It is important that we move forward with the 15D, the final well in this initial Corvina drilling program from the CX11 platform, so that we can move on to Albacora where internal estimates show oil-in-place to be approximately three times the size of Corvina.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include accuracy of well test results, the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC,  well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  The Company is prohibited from disclosing other categories of reserves in its SEC filings.  We use certain terms in this press release such as “tested”, “barrels of oil per day” and “cubic feet of gas” or similar terms suggesting “Indicated” “Probable” or “Possible” oil and gas reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200.  You can also obtain these filings from the SEC by calling 1-800-SEC-0330.